Exhibit 99.1

LECG CORPORATION REPORTS THIRD QUARTER 2007 RESULTS

Strong Client Demand Boosts Revenue Growth to 9%

Recovery Efforts on Track and Contribute to EPS of $0.26

Emeryville, CA, October 30, 2007 — LECG Corporation (NASDAQ: XPRT), a global expert services firm, today reported financial results for the third quarter and nine months ended September 30, 2007.

Third Quarter Financial Results

Revenues for the third quarter of 2007 increased 9.0 percent to $99.7 million from $91.4 million in the third quarter of 2006. Expert and professional staff revenues increased 11.3 percent over the same period. Organic growth of expert and professional staff revenues was 8.7 percent. Reimbursable expenses decreased 21.7 percent to $4.7 million from $6.0 million in the third quarter of 2006.

Net income was $6.5 million in the third quarter of 2007, 6.1 percent higher than net income of $6.2 million in the third quarter of last year. Net income per diluted share was $0.26, compared with net income per diluted share of $0.24 in the same period a year ago.  Average diluted shares outstanding were 25.6 million for the third quarter of 2007 compared with 25.3 million for the same period in 2006.

EBITDA(2) for the third quarter of 2007 was $12.9 million, a 5.8 percent increase from EBITDA of $12.1 million for the third quarter of 2006.

Michael Jeffery, LECG chief executive officer commented, “LECG’s third quarter results exceeded our expectations. Strong client demand at the end of the quarter helped us achieve better than anticipated revenues on both lower expert and professional staff headcount. Professional staff utilization was also strong.”

Mr. Jeffery continued, “We believe our third quarter results reflect sustainable benefits from implementing management’s recovering value plan. Further improvements in gross margin are achievable as we better manage our available resources and increase overall leverage. We are committed to delivering stronger financial performance.”

Operating Metrics

As of September 30, 2007, LECG had 1,151 employees and exclusive independent contractors compared with 1,189 as of June 30, 2007. Expert headcount was 317, a decrease of 5.7 percent compared with 336 as of June 30, 2007. Professional staff headcount decreased 2.3 percent to 546 from 559 as of June 30, 2007.

Nine Month Financial Results

Revenues for the nine months ended September 30, 2007 increased 9.6 percent to $290.4 million from $264.9 million for the same period in 2006. Expert and professional staff revenues increased 10.3 percent. Reimbursable expenses were $13.7 million compared with $13.8 million in the first nine months of 2006.

Net income for the nine months ended September 30, 2007 was $14.0 million, 21.9 percent lower than net income of $17.9 million reported for the same period last year. Net income per diluted share for the first nine months of 2007 was $0.55, including restructuring charges of $0.09, compared with net income per diluted share of $0.71 for the same period a year ago. Average diluted shares outstanding increased to 25.5 million for the nine months ended September 30, 2007 from 25.2 million for the same period in 2006.

During the nine months ended September 30, 2007, the company took restructuring charges of $3.9 million, or $0.09 per fully diluted share. Of this amount, $2.4 million was related to non-cash items.

EBITDA(2) for the nine months ended September 30, 2007 was $29.1 million, a 16.5 percent decrease from EBITDA of $34.9 million in the same period of 2006. Adjusted EBITDA(3) was $33.1 million for the first nine months of 2007, a decrease of 6.1 percent over the prior year period.

Confirms Fourth Quarter 2007 Outlook

For the fourth quarter ending December 31, 2007, LECG anticipates revenues will be in the range of $95 million to $98 million and that net income per diluted share will be in the range of $0.24 to $0.26, consistent with previously provided fourth quarter guidance. These figures are exclusive of any fourth quarter restructuring charges that the company may incur as it continues to implement its value recovery plan.

Incorporating the third quarter results, LECG anticipates revenues for the full year 2007 will be in the range of $385 million to $388 million and net income per diluted share will be in the range of $0.80 to $0.82, including $0.09 of restructuring expense related to implementation of the recovery plan incurred in the first nine months of the year.

Mr. Jeffery stated, “In the fourth quarter, LECG’s management team expects to finalize the incentive compensation programs, conclude the strategic planning process, and complete the operational plan for 2008. We are cautiously optimistic about the progress we have made to date and believe we are on track to enter 2008 with a focused and nimble operational base, a manageable business model that delivers an attractive return to our shareholders, and a solid platform for profitable growth.”

Board of Directors Appoints New Member

In a separate press release issued today, LECG announced that its board of directors has appointed Alison Davis as a new member. The board also voted to increase the number of board directors to nine. With the appointment of Ms. Davis, there are currently eight members on the board.

Conference Call Webcast Information

LECG Corporation will host a conference call and live webcast to discuss these results at 5:00 p.m. Eastern time today. The webcast will be accessible through the investor relations section of the company’s website, www.lecg.com. A replay of the call will be available on the company’s website two hours after completion of the live broadcast.

About LECG

LECG, a global expert services firm with more than 850 experts and professionals in 32 offices around the world, provides independent expert testimony, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies worldwide. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Statements in this press release concerning the future business, operating and financial condition of the company, including expectations regarding revenues and net income for the remainder of 2007, and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those expectations. Risks that may effect actual performance include dependence on key personnel, the cost and contribution of acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the company’s service offerings, the company’s ability to integrate new experts successfully, intense competition, and potential professional liability. Further information on these and other potential risk factors that could affect the company’s financial results is included in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to update any of its forward looking statements after the date of this press release.

Contacts

Steven R. Fife, Chief Financial Officer, 510-985-6700

Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com

LECG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarter and Nine months ended September 30, 2007 and 2006

(in thousands, except per share data)

(Unaudited)

	Quarter ended		Nine Months ended
	September 30,		September 30,
	2007	2006 (1)	2007	2006 (1)

Revenues	$99,650	$91,390	$290,434	$264,904
Cost of services	65,893	60,140	195,813	175,462
Gross profit	33,757	31,250	94,621	89,442
Operating expenses:
General and administrative expenses	20,736	18,955	65,115	54,308
Depreciation and amortization	1,767	1,824	5,453	5,013
Operating income	11,254	10,471	24,053	30,121
Interest and other expense (income), net	144	109	361	(44)
Income before income tax	11,110	10,362	23,692	30,165
Income tax provision	4,570	4,197	9,666	12,217
Net income	$6,540	$6,165	$14,026	$17,948

Net income per share:
Basic	$0.26	$0.25	$0.56	$0.74
Diluted	$0.26	$0.24	$0.55	$0.71
Share amounts:
Basic	25,205	24,371	25,060	24,261
Diluted	25,570	25,268	25,511	25,175

(1)          As revised in our 2006 Form 10-K to reflect the correction of errors noted in accordance with SAB 108.

LECG CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	September 30,	December 31,
Assets	2007	2006
Current assets:
Cash and cash equivalents	$13,548	$26,489
Accounts receivable, net of allowance of $833 and $906	120,798	107,585
Prepaid expenses	5,852	5,092
Deferred tax assets, net	3,140	3,877
Signing and performance bonuses - current portion	10,807	9,545
Income taxes receivable	2,327	5,481
Other current assets	5,133	2,494
Total current assets	161,605	160,563
Property and equipment, net	13,606	13,701
Goodwill	113,423	101,960
Other intangible assets, net	10,169	9,855
Signing and performance bonuses - long-term	29,012	28,265
Deferred compensation plan assets	14,940	10,925
Other long-term assets	1,512	1,884
Total assets	$344,267	$327,153

Liabilities and stockholders’ equity
Current liabilities:
Accrued compensation	$47,627	$50,852
Accounts payable and other accrued liabilities	6,948	8,011
Payable for business acquisitions - current portion	6,104	11,372
Deferred revenue	3,402	2,487
Total current liabilities	64,081	72,722
Payable for business acquisitions - long-term	2,000	2,178
Deferred compensation plan obligations	14,399	11,550
Deferred tax liabilities	1,850	1,851
Other long-term liabilities	7,726	7,738

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 200,000,000 shares authorized, 25,320,143 and 24,907,072 shares outstanding at September 30, 2007 and December 31, 2006, respectively	25	25
Additional paid-in capital	164,457	156,900
Accumulated other comprehensive income	2,394	880
Retained earnings	87,335	73,309
Total stockholders’ equity	254,211	231,114
Total liabilities and stockholders’ equity	$344,267	$327,153

LECG CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Period ended September 30, 2007 and 2006

(in thousands)

(Unaudited)

	Nine months ended
	September 30,
	2007	2006 (1)
Cash flows from operating activities
Net income	$14,026	$17,948
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	141	222
Depreciation and amortization of property and equipment	3,512	2,637
Amortization of other intangibles	1,942	2,376
Signing and performance bonuses paid	(19,864)	(18,034)
Amortization of signing and performance bonuses	8,633	6,286
Non cash restructuring charge	2,433	—
Tax benefit from option exercises and equity compensation plans	735	281
Equity-based compensation	4,367	4,930
Deferred rent	(15)	198
Other	(35)	(8)
Changes in assets and liabilities:
Accounts receivable	(13,354)	(22,794)
Prepaid and other current assets	(1,884)	1,152
Accounts payable and other accrued liabilities	(800)	1,773
Income taxes	3,096	(4,261)
Accrued compensation	1,996	2,234
Deferred revenue	531	163
Deferred compensation plan assets, net of plan obligations	(1,165)	283
Other assets	453	167
Other liabilities	112	1,745
Net cash provided by (used in) operating activities	4,860	(2,702)
Cash flows from investing activities
Business acquisitions, net of acquired cash	(19,183)	(21,900)
Purchases of property and equipment	(3,313)	(4,796)
Other	7	39
Net cash used in investing activities	(22,489)	(26,657)
Cash flows from financing activities
Borrowings from revolving credit facility	10,000	25,000
Repayments under revolving credit facility	(10,000)	(15,000)
Exercise of stock options	1,806	2,284
Proceeds from issuance of stock - employee stock plan	110	160
Tax benefit from option exercises and equity compensation plans	1,199	784
Other	59	—
Net cash provided by financing activities	3,174	13,228
Effect of exchange rates on changes in cash	1,514	867
Decrease in cash and cash equivalents	(12,941)	(15,264)
Cash and cash equivalents, beginning of year	26,489	35,722
Cash and cash equivalents, end of period	13,548	20,458
Supplemental disclosure
Cash paid for interest	$230	$238
Cash paid for income taxes	$3,878	$15,898
Non cash investing and financing activities
Fair value of common stock issued for acquisitions	$—	$250

(1)           As revised in our 2006 Form 10-K to reflect the correction of errors noted in accordance with SAB 108.

 LECG CORPORATION
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

For the Quarter and Nine months ended September 30, 2007 and 2006
(in thousands)

	Quarter ended		Nine Months ended
	September 30,		September 30,
	2007	2006	2007	2006

Net income	$6,540	$6,165	$14,026	$17,948
Provision for income tax expense	4,570	4,197	9,666	12,217
Interest expense (income), net	(24)	(38)	(24)	(292)
Depreciation and amortization expense	1,767	1,824	5,453	5,013

EBITDA (2)	12,853	12,148	29,121	34,886

Adjustments to EBITDA
Expensed acquisition costs	—	—	—	317
Restructuring charges	—	—	3,946	—

Adjustd EBITDA (3)	$12,853	$12,148	$33,067	$35,203

(2)          EBITDA is a non-GAAP financial measure defined as net income before provision for income tax, interest, and depreciation and amortization. The company regards EBITDA as a useful measure of financial performance of the business. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or alternative or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

(3)          Adjusted EBITDA is a non-GAAP financial measure defined by the company as EBITDA as defined in (2) above adjusted for restructuring expenses relating to implementation of the value recovery plan in 2007, and expensed acquisition costs recognized in the first quarter of 2006. As is the case with EBITDA, this measure should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.